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                                                                    EXHIBIT 99.8

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                            ASSET PURCHASE AGREEMENT

                          dated as of January 21, 1997

                                  by and among


                              OUTDOOR SYSTEMS, INC.

                                       AND

                              SCADRON ENTERPRISES,

                               ROBERT B. SCADRON,

                                 JEFFREY SCADRON

                                       AND

                                  BARRY SCADRON



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
                               TABLE OF CONTENTS

1.       DEFINITIONS.................................................................       1

2.       PURCHASE AND SALE OF THE ASSETS; CLOSING....................................       1
         2.1      Agreement to Purchase and Sell.....................................       1
         2.2      Purchased Assets...................................................       2
         2.3      Agreement to Assume Certain Liabilities............................       2
         2.4      Excluded Liabilities...............................................       3
         2.5      Closing............................................................       3
         2.6      Purchase Price.....................................................       3
         2.7      Transactions at the Closing........................................       5
         2.8      Third Party Consents...............................................       5
         2.9      New Assets.........................................................       6
         2.10     Escrow.............................................................       6

3.       REPRESENTATIONS AND WARRANTIES OF SELLER....................................       7
         3.1      Organization and Good Standing.....................................       8
         3.2      Authority; No Conflict.............................................       8
         3.3      Solvency...........................................................       9
         3.4      Books and Records..................................................       9
         3.5      Purchased Assets...................................................       9
         3.6      Title, Encumbrances................................................      11
         3.7      No Undisclosed Liabilities.........................................      11
         3.8      Taxes..............................................................      11
         3.9      Compliance with Legal Requirements; Governmental Authorizations....      12
         3.10     Legal Proceedings; Orders..........................................      12
         3.11     Other Contracts....................................................      13
         3.12     Insurance..........................................................      13
         3.13     Environmental Matters..............................................      13
         3.14     Intangible Property................................................      13
         3.15     Disclosure.........................................................      13
         3.16     Relationships with Related Persons.................................      14
         3.17     Brokers or Finders.................................................      14
         3.18     Employee Benefit Matters...........................................      14
         3.19     Bulk Sales.........................................................      14

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.....................................      14
         4.1      Organization and Good Standing.....................................      14
         4.2      Authority; No Conflict.............................................      14
         4.3      Certain Proceedings................................................      15
         4.4      Brokers or Finders.................................................      15
         4.5      License............................................................      15
         4.6      Disclosure.........................................................      15



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
5.       COVENANTS OF SELLER...................................................       15
         5.1      Access and Investigation.....................................       15
         5.2      Non-Solicitation.............................................       16
         5.3      Operation of the Purchased Assets............................       16
         5.4      Negative Covenant............................................       16
         5.5      Required Approvals...........................................       16
         5.6      Consents.....................................................       16
         5.7      Notification.................................................       16
         5.8      No Negotiation...............................................       17
         5.9      Tax Clearance................................................       17
         5.10     Best Efforts.................................................       17

6.       COVENANTS OF BUYER....................................................       17
         6.1      Approvals of Governmental Bodies.............................       17
         6.2      Best Efforts.................................................       17
         6.3      Imprints.....................................................       18
         6.4      Notification.................................................       18
         6.5      Buyer's Covenants Regarding Certain Locations................       18

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...................       19
         7.1      Accuracy of Representations..................................       19
         7.2      Seller's Performance.........................................       19
         7.3      Consents.....................................................       19
         7.4      Additional Documents.........................................       19
         7.5      No Proceedings...............................................       19
         7.6      No Prohibition...............................................       19
         7.7      No Material Adverse Change...................................       19
         7.8      Release of Liens.............................................       20

8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE..................       20
         8.1      Accuracy of Representations..................................       20
         8.2      Buyer's Performance..........................................       20
         8.3      Additional Documents.........................................       20
         8.4      No Prohibition...............................................       20
         8.5      No Proceedings...............................................       20

9.       TERMINATION...........................................................       21
         9.1      Termination Events...........................................       21
         9.2      Effect of Termination........................................       21

10.      INDEMNIFICATION; REMEDIES.............................................       21
         10.1     Indemnification and Payment of Damages by Seller.............       21
         10.2     Indemnification and Payment of Damages by Buyer..............       22
         10.3     Procedure for Indemnification -- Third Party Claims..........       23
         10.4     Procedure for Indemnification -- Other Claims................       23
         10.5     Survival/Limitations.........................................       24
         10.6     Exclusive Remedies...........................................       24

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11.      GENERAL PROVISIONS................................................ 24
         11.1     Expenses................................................. 24
         11.2     Public Announcements..................................... 24
         11.3     Availability of Equitable Remedies....................... 25
         11.4     Notices.................................................. 25
         11.5     Further Assurances....................................... 26
         11.6     Waiver................................................... 26
         11.7     Entire Agreement and Modification........................ 27
         11.8     Assignments, Successors, and No Third-Party Rights....... 27
         11.9     Accounts Receivable...................................... 27
         11.10    Severability............................................. 27
         11.11    Risk of Loss............................................. 27
         11.12    Post-Closing Access...................................... 27
         11.13    Article and Section Headings; Construction............... 28
         11.14    Applicable Law........................................... 28
         11.15    Counterparts............................................. 28
         11.16    Joint and Several........................................ 28

                                    EXHIBITS


Exhibit A       -        Definitions

Exhibit B       -        Advertising Services Agreements

Exhibit C       -        Leases

Exhibit D       -        Bill of Sale, Assignment and Assumption Agreement

Exhibit E       -        Assignment of Advertising Services Agreements

Exhibit F       -        Assignment of Site Leases

Exhibit G       -        Assignment of Permits

Exhibit H       -        Opinion of Gardner, Carton & Douglas, Counsel to Seller

Exhibit I       -        Opinion of Powell, Goldstein, Frazer & Murphy, Counsel
                          to Buyer

Exhibit J       -        Confidentiality Agreement



                               DISCLOSURE SCHEDULE

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                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is entered into as of January 21, 1997, by and among OUTDOOR SYSTEMS, INC., a Delaware corporation ("Buyer"), SCADRON ENTERPRISES, an Illinois general partnership (the "Company"), ROBERT B. SCADRON, an individual residing in the State of Illinois ("Scadron") and Managing Partner of the Company, JEFFREY SCADRON, an individual residing in the State of Illinois and a Partner of the Company ("J. Scadron") and BARRY SCADRON ("B. Scadron"), an individual residing in the State of Illinois and a Partner of the Company (hereinafter, Scadron, J. Scadron, B. Scadron and the Company are sometimes referred to collectively as the "Seller"). (Buyer and Seller are sometimes herein referred to individually as a "Party" and collectively as the "Parties".)

                                    RECITALS

         Seller is engaged in the business of owning and operating outdoor signs and billboards and otherwise providing outdoor advertising services in the Chicago metropolitan area (the "Business"). Seller desires to sell and assign certain out-of-home assets to Buyer, and Buyer desires to purchase such assets and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

                                    AGREEMENT

         The Parties, intending to be legally bound, agree as follows:


1.       DEFINITIONS

         For purposes of this Agreement, the terms listed on Exhibit A attached hereto have the meanings specified or referred to in Exhibit A.


2.       PURCHASE AND SALE OF THE ASSETS; CLOSING

         2.1 AGREEMENT TO PURCHASE AND SELL. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement, Seller hereby agrees to grant, sell, assign, transfer, convey and deliver all right, title and interest in and to the Purchased Assets, free and clear of any liens, title claims, Encumbrances or Security Interests (except as otherwise specifically permitted pursuant to the provisions of this Agreement) and to enter into the Leases, and Buyer hereby agrees to buy and acquire the Purchased Assets from Seller, to enter into the Leases and to assume the Assumed Liabilities upon the terms and conditions set forth in this Agreement. The Purchased Assets with respect to which consent from third parties are required to transfer Seller's rights shall be transferred by the Company to Buyer at Closing. All other Purchased Assets shall be transferred by the Scadrons to Buyer at Closing.

         2.2 PURCHASED ASSETS. The Purchased Assets are:

                  (a) All of the billboard displays and other out-of-home advertising structures set forth and described in the Master Disclosure Schedule ("MDS") attached hereto, together with all necessary panels, moldings, components, assigned rights to walls, sections, fixtures, parts, appurtenances, and equipment attached to or made a part thereof, including, for illuminated structures, all electrical components, wiring, and lighting components associated therewith that are existing, under construction or for which Seller has any rights (collectively, the "Structures");

                  (b) All leases, licenses, easements, other rights of ingress or egress, occupancy agreements, and all other grants of the right to place, construct, own, operate or maintain the Structures on land, buildings and other real property owned by third parties, and all extensions, modifications, or renewals thereof and rights therein (except for any claims for reimbursement of taxes or other similar items relating to taxes paid by Seller for the period prior to Closing) (collectively, the "Site Leases"), which Site Leases are set forth and described in the MDS;

                  (c) All rights under existing and pending sales and advertising contracts associated with the Structures and all rights, title and interest to the advertising copy displayed on the Structures as of the Closing Date (except for any claims for reimbursement of taxes or other similar items relating to taxes paid by Seller for the period prior to Closing) (collectively, the "Advertising Services Agreements"), which Advertising Services Agreements are set forth and described on Exhibit B attached hereto;

                  (d) All state and local licenses or permits/tags which Seller has with respect to the Structures and, to the extent assignable, all other Governmental Authorizations that are required for the operation of the Structures that Seller has with respect to the Structures, including, without limitation, all Governmental Authorizations to erect and maintain the Structures or to occupy any sites covered by the Site Leases (collectively, the "Permits"), which Permits are set forth and described in the MDS;

                  (e) All Books and Records; and

                  (f) All rights (including any benefits arising therefrom), causes of action, claims and demands of whatever nature (whether or not liquidated) relating to the Purchased Assets, including, without limitation, condemnation rights and proceeds, and all rights against suppliers under warranties that Seller has covering any of the Purchased Assets (except for any claims for reimbursement of taxes or other similar items relating to taxes paid by Seller for the period prior to Closing) .

         2.3 AGREEMENT TO ASSUME CERTAIN LIABILITIES. At the Closing, Buyer shall assume and agree to discharge and perform all liabilities and obligations that arise or are attributable to events occurring on or after the Closing Date pursuant to the Site Leases and the Advertising Services Agreements (the "Assumed Liabilities") but to the extent and only to the extent that:

                  (a) Such obligations are performable on or after the Closing Date; and

                  (b) Such obligations accrue on or after the Closing Date and are attributable to periods arising on or after the Closing Date.


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         2.4 EXCLUDED LIABILITIES. All claims against and liabilities and obligations of Seller not specifically assumed by Buyer pursuant to Section 2.3, including, without limitation, the following claims against and liabilities of Seller (the "Excluded Liabilities"), which are excluded, shall not be assumed or discharged by Buyer, and shall be discharged in full when due by Seller:

                  (a) Any liabilities to the extent not attributable to the Purchased Assets;

                  (b) Any liability of Seller for Taxes arising prior to or from the sale of the Purchased Assets under this Agreement;

                  (c) Any liabilities for or related to indebtedness of Seller to banks, financial institutions, or other Persons;

                  (d) Any liabilities of Seller under any leases, contracts, insurance policies, commitments, sales orders, or purchase orders that are not assigned to Buyer pursuant to this Agreement or to the extent that such liabilities arise or are attributable to events occurring prior to the Closing;

                  (e) Any liabilities of Seller for or with respect to any employees of Seller, including, without limitation, any liabilities for accrued and unpaid wages, salaries, bonuses, commissions, sick leave, vacation time, or compensated time off owing by Seller to its employees or pursuant to any compensation, collective bargaining, pension, retirement, severance, termination, or other benefit plan, agreement or arrangement; and

                  (f) Any other liabilities of Seller that are attributable to or arise from facts, events, or conditions that occurred or came into existence prior to the Closing.

         2.5 CLOSING. The purchase and sale of the Purchased Assets (the "Closing") provided for in this Agreement will take place at the offices of Gardner, Carton & Douglas, in Chicago, Illinois, on February 15, 1997 or such earlier time as all the conditions to Closing set forth herein have been satisfied. The effective time of the Closing shall be 11:59 p.m., Eastern Standard Time, on the Closing Date. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

         2.6 PURCHASE PRICE. In consideration for the Purchased Assets, Buyer shall assume the Assumed Liabilities, and pay an amount (the "Purchase Price") equal to Twenty-Eight Million Dollars ($28,000,000), of which the Total Escrow Amount shall be paid to the Escrow Agent and the balance to the Seller (which balance shall be allocated among and paid to the Company and the Scadrons in such amounts as they shall jointly designate in writing to Buyer.) The Purchase Price shall be subject to adjustment as set forth in Sections 2.8 and 2.9 hereof and as follows:

                  (a) The following items shall be prorated between Seller and Buyer as of the Closing Date with respect to the Purchased Assets: power and utility charges, real (if any) and personal property taxes, rents (including percentage rents) and security deposits under Site Leases, and payments and security deposits under Advertising Services Agreements. Prorations will be on a dollar-for-dollar basis based on the number of days of display before and after the Closing. Any


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
prorations (except percentage rents) not determined at the Closing shall be prorated on the basis of the most current information available at Closing. On the Closing Date, Seller shall provide to Buyer a list of items and the prorations required by this Section 2.6(a) ("Preliminary Adjustment") and the Purchase Price shall be adjusted accordingly. Seller agrees to furnish Buyer with any documents or records in Seller's possession that may be needed for Buyer to confirm the adjustment and prorations in this Section 2.6(a).

                  (b) Within ninety (90) days after the Closing Date, Buyer will prepare and provide to Seller an adjusted list of items to be prorated as of the Closing and reflecting the items to be adjusted and prorated pursuant to Section 2.6(a) and showing the recalculation of adjustments to the Purchase Price pursuant to the Preliminary Adjustment (the "Closing Date Adjustment"). On the 120th day after the Closing Date, all required refunds or payments under Section 2.6(a) and this 2.6(b), shall be made on the basis of the Closing Date Adjustment.

                  (c) Notwithstanding Sections 2.6(a) and 2.6(b), the proration as of the Closing Date of percentage rents payable under any particular Site Lease shall be made by Buyer and notice thereof (showing the applicable calculations) given to Seller, within thirty (30) days following the expiration of the period over which the percentage rents are calculated under such Site Lease. The proration notice shall be accompanied by any amounts due Seller as shown therein, or in the event Seller owes Buyer as shown therein, Seller shall reimburse Buyer such amount within ten (10) days of receipt of the amount.

                  (d) If any dispute arises over any amount to be refunded and paid under this Section 2.6 (whether pursuant to the Preliminary Adjustment, the Closing Date Adjustment or the percentage rent prorations), such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute. If any such dispute cannot be resolved by the Parties, it shall be submitted to Buyer's accountants and Seller's accountants for resolution by such accountants. If such dispute is not resolved by such accountants within thirty
(30) days after the dispute is first submitted to both accountants for resolution, then Buyer's accountants and Seller's accountants shall jointly designate a third independent certified public accountant (the "Third Accountant"), and the resolution of such dispute shall be made by the Third Accountant. The determination of the Third Accountant shall be final and binding upon the parties to this Agreement. Buyer and Seller shall each pay one-half of the fees and expenses of the Third Accountant. Each party shall otherwise bear its own costs and expenses associated with the resolution of such dispute, including the fees and expenses of their respective accountants and attorneys.

                  (e) Buyer and Seller agree to determine the allocation of the Purchase Price in writing on or before the Closing, and Buyer and Seller shall use such allocation for reporting the purchase and sale of the Purchased Assets for Federal, state and local tax purposes and for completing the Form 8594 required to be filed with the IRS.

         2.7 TRANSACTIONS AT THE CLOSING. The following transactions shall take place at the Closing:

                  (a) Seller shall deliver to Buyer (i) the Bills of Sale, (ii) the Assignments of Advertising Services Agreements, (iii) the Assignments of Site Leases, (iv) the Assignments of Permits, (v) the originals of the Advertising Services Agreements and Site Leases, (vi) the Leases, (vii) instruments of assignment of all warranties, guarantees and indemnities now in effect with


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
respect to all of the Purchased Assets, (viii) all applicable Tax Clearances, and (ix) other instruments of transfer, evidence of consent and all other related documents as may be necessary to evidence or perfect the sale, assignment, transfer, and conveyance of good title to all of the Purchased Assets, in each case free and clear of all liens, Security Interests, pledges, charges, and Encumbrances. Seller shall also deliver to Buyer all Books and Records; provided, however, that Seller and its officers, employees, counsel, and agents shall be afforded free and full access to any tax or accounting records included in the Books and Records and shall be permitted to make extracts from and copies of such records.

                  (b) Buyer shall deliver to Seller the Purchase Price, as adjusted pursuant to Section 2.6, by wire transfer of immediately available funds to an account designated in writing by Seller.

                  (c) Buyer shall deliver to Seller the Leases and such assumption agreements, instructions and other documents as may be necessary to evidence the assumption by Buyer of the Assumed Liabilities.

                  (d) The Parties shall also deliver to each other the agreements, instruments, opinions, certificates, and other documents referred to in this Agreement.

         2.8 THIRD PARTY CONSENTS. To the extent that Seller's rights under any Advertising Services Agreement, Site Lease or other interest in the Purchased Assets may not be assigned without the consent of a third party and such consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use Best Efforts to obtain any such required consent promptly following the Closing Date. If any such consent shall not be obtained and the Advertising Services Agreement, the Site Lease or other interest in the Purchased Assets in question permits Seller to subcontract its rights and obligations thereunder, then Seller shall subcontract such rights and obligations to Buyer and Buyer shall accept such subcontract. In the event that on or before the Closing, any Site Lease cannot be assigned or the rights therein subcontracted to Buyer hereunder for failure to obtain a consent, or another mutually acceptable arrangement entered into, the Site Lease and its related Structures, Permits, Site Leases and Advertising Services Agreements shall not be included in the Purchased Assets purchased at Closing and the related liabilities not included in the Assumed Liabilities assumed at Closing, and the Purchase Price shall be reduced by the Site Lease Purchase Price for such Site Lease and related assets. At such time as the Required Consent(s) for the transfer of such Site Lease have been obtained, the Seller shall transfer the Site Lease and the associated Structures, Permits, Site Leases and Advertising Services Agreements, and the Buyer shall pay Seller the Site Lease Purchase Price, subject to any applicable prorations determined in accordance with Section 2.6, in cash, for the same, and in all other respects the purchase of such assets shall be in accordance with and subject to the terms of this Agreement as if such transfer had occurred at the Closing. Seller agrees to use its Best Efforts to deliver all the Required Consents on or before August 15, 1997. After such date, neither Buyer nor Seller shall have any further obligations hereunder with respect to any Required Consent and related assets not delivered to Buyer on or prior to such date. Notwithstanding anything contained herein to the contrary, Buyer shall have the right to waive the obtaining of any Consent required for the transfer of any particular Purchased Asset and, in such case, Seller shall transfer such Purchased Asset to Buyer at Closing and Buyer shall assume all risks associated with the failure to obtain such Consent.


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         2.9 NEW ASSETS. Notwithstanding anything to the contrary set forth herein, the parties acknowledge and agree that the New Assets shall not be purchased by Buyer until and unless, in the case of each New Structure, the construction of the New Structure has been completed and all appropriate Permits for such New Structure have been obtained, and the New Structure and the related Permits, Site Lease and Advertising Services Agreements, if any, otherwise conform with the representations and warranties set forth herein for such assets. To the extent that such conditions have not been satisfied with respect to any New Structure on the Closing Date, the New Structure and its related Permits, Site Leases and any Advertising Services Agreement shall not be included in the Purchased Assets purchased at Closing and the related liabilities not included in the Assumed Liabilities assumed at Closing, and the Purchase Price shall be reduced by the New Structure Purchase Price for such New Structure and related New Assets. At such time as the conditions for any such New Structure have been met, the Seller shall transfer the New Structure and the associated Permits, Site Leases and any Advertising Services Agreement, and the Buyer shall pay Seller the New Asset Purchase Price, subject to any applicable prorations determined in accordance with Section 2.6, in cash, for the same, and in all other respects the purchase of such New Assets shall be in accordance with and subject to the terms of this Agreement as if such transfer had occurred at the Closing. Seller agrees to use its Best Efforts to deliver all the New Assets on or before February 15, 1998. After such date, neither Buyer nor Seller shall have any further obligations hereunder with respect to any New Assets not delivered to Buyer on or prior to such date.

         2.10 ESCROW. Notwithstanding anything to the contrary contained herein, the parties agree that to the extent any of the New Permits have not been issued to Seller or cannot be transferred to Buyer on or before the Closing Date, with respect to the New Permit Assets related to such New Permit:

                  (a) the parties shall enter into an escrow agreement at Closing containing the terms and conditions set forth in this Section 2.10 and such other terms and conditions as may be mutually agreeable;

                  (b) there shall be deducted from the Purchase Price and deposited by Buyer with the Escrow Agent an amount equal to the Escrow Amount for each such New Permit which has not been issued or is not transferable;

                  (c) Seller shall operate the New Permit Assets on behalf of Buyer, as Buyer's agent. Seller shall pay all expenses of such operations from revenues derived from such sites (provided, that if such expenses exceed revenues, Buyer shall reimburse Seller for the excess upon termination of the escrow) and Seller shall deliver to Buyer on or before the 15th of each month a statement, certified by Seller, setting forth Seller's determination of the Cash Flow for each site for the New Permit for the preceding month;

                  (d) upon issuance of the New Permit, the Escrow Amount for such New Permit, together with interest, shall be released from escrow to Seller provided, however, that simultaneously therewith Seller shall deliver to Buyer an amount equal to the aggregate Cash Flow since the Closing Date for the site for the New Permit;

                  (e) in the event that any of the New Permits have not been issued or obtained by December 15, 1997, then, unless Buyer elects on or prior to December 30, 1997 pursuant to the option described in subsection (f) below to sell the New Permit Assets related to such New Permits back to Seller, the Escrow Amounts then held in escrow, together with interest earned thereon, shall be delivered to Seller provided that simultaneously therewith Seller shall deliver to Buyer an amount equal to the aggregate Cash Flow since the Closing Date for such New Permit Assets;

                  (f) Seller hereby agrees to repurchase from Buyer all New Permit Assets related to any or all New Permits which have not been issued or obtained by December 15, 1997, upon written request by Buyer given on or prior to December 30, 1997, at a purchase price equal to the Escrow Amount for such New Permit Assets, plus interest, less the aggregate Cash Flow since the Closing Date for such New Permit Assets and the purchase shall be effected on or prior to December 31, 1997 as follows: Buyer shall execute and deliver appropriate transfer documents in favor of Seller, the aggregate Cash Flow since the Closing Date shall be retained by Seller and the Escrow Amount plus interest earned thereon, shall be delivered from the Escrow to Buyer; and

                  (g) Notwithstanding anything to the contrary contained in this
Section 2.10, if any New Permit is not issued because the Site Lease for the site for any such New Permit is cancelled or terminated after the Closing through no act or omission of Seller's, the option contained in subsection (f) will not apply to the New Permit Assets related to such New Permit and the Escrow Amount plus interest earned thereon shall be released from escrow to Seller within five (5) days after cancellation or Termination of the Site Lease; provided that simultaneously therewith Seller shall deliver to Buyer an amount equal to the aggregate Cash Flow since the Closing Date for such New Permit Assets.

In the event that on or before the Closing, a Permit is cancelled or terminated, it shall be deemed a New Permit hereunder, and, in each case, the Structures, Permits, Site Leases and Advertising Services Agreements associated therewith shall be deemed New Permit Assets for all purposes hereunder, including without limitation the provisions of this Section 2.10.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         The Company and each of the Scadrons jointly and severally represent and warrant to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Part 3.1 of the Disclosure Schedule contains a complete and accurate list of (i) the counties where the Structures, Site Leases and the Real Property are located, (ii) the Company's name and jurisdiction of organization, (iii) names that Seller has used or conducted the Business under during the past five (5) years, and (iv) the addresses at which Seller has conducted the Business during such five (5)-year period. The Company is a general partnership duly organized, validly existing and in good standing under the laws of Illinois, with full power and authority to conduct the Business as it is now being conducted, to own or use the Purchased Assets and the Real Property, and to perform all its obligations. The Company has delivered to Buyer copies of its Organizational Documents, as currently in effect. Scadron is the sole Managing Partner of and owns approximately 85% of the partnership interests in the Company. Each Scadron is a general partner of the Company, and the Scadrons collectively own 100% of the partnership interests in the Company.

         3.2      AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of each of the Company and the Scadrons, enforceable against each of them, respectively, in accordance with its terms. Upon the execution and delivery by the Company and the Scadrons, as applicable, of any documents to be executed at Closing pursuant to this Agreement (collectively, the "Closing Documents"), such Closing Documents will constitute the legal, valid, and binding obligations of each of the Company and the Scadrons, as applicable, enforceable against each of them in accordance with their respective terms. Each of the Company and the Scadrons has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Closing Documents to which each is a party and to perform its or his obligations thereunder. The execution, delivery and performance of this Agreement has been specifically authorized by the Partners of the Company.

                  (b) Except as set forth on the MDS or in Part 3.2 of the Disclosure Schedule, neither the execution and delivery by the Company and the Scadrons of this Agreement nor the consummation or performance by the Company and the Scadrons of any of the Contemplated Transactions will:

                           (i) conflict with, violate or result in a breach of
         (A) any provision of the Organizational Documents of the Company, or any resolution adopted by the Partners of the Company; (B) any Legal Requirement or any Order to which the Company or the Scadrons or any of the Purchased Assets or Real Property may be subject; (C) any Governmental Authorization that is held by the Company or the Scadrons or that otherwise relates to the Purchased Assets or Real Property or the business associated therewith; or (D) any material Contract to which the Company or the Scadrons is a party or by which the Company or the Scadrons may be bound; or

                           (ii) (A) cause Buyer to become liable for the payment of, any taxes in Illinois arising from the transfer of the Purchased Assets; (B) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any interest or rights of Seller in or to the Purchased Assets or the Real Property; or
         (C) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets or the Real Property.

Except as set forth on the MDS or in Part 3.2 of the Disclosure Schedule and in
Section 5.9, neither the Company nor any of the Scadrons is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. None of the representations in this
Section 3.2(b) shall be deemed to apply to Consents to the transfer of any Advertising Services Agreements pursuant to this Agreement .

                  (c) None of the Scadrons nor the Company is a person (or included in a person), that has total assets of $10 million or more or annual net sales of $10 million or more, within the meaning of, and as determined in accordance with, the HSR Act.

         3.3 SOLVENCY. By consummating the transactions contemplated hereby, including, without limitation, the distribution of any Purchased Assets by the Company to the Scadrons prior to the Closing, Seller does not intend to hinder, delay or defraud any of Seller's present or future creditors. Before giving effect to the transactions contemplated hereby, Seller has been paying its debts in the ordinary course of business and, after giving effect to the transactions contemplated hereby, Seller will have paid or discharged all of its debts (or made adequate provision for the payment thereof) in the Ordinary Course of Business. Without limiting the foregoing, Seller will pay on or prior to maturity all of the debts described in Section 2.4 that become due and properly payable except as such are Assumed Liabilities.

         3.4 BOOKS AND RECORDS. The Books and Records of the Company maintained in connection with the Purchased Assets are complete and correct in all material respects and have been maintained in accordance with sound business practices.

         3.5 PURCHASED ASSETS.

                  (a) Except as set forth on the MDS or in Part 3.5(a) of the Disclosure Schedule, each Structure (i) has (or, in the case of Structures covered by the Leases, on the Closing Date will have) a valid written Site Lease, (ii) to the Knowledge of the Company and Scadron, is in adequate condition and repair for the uses to which it is being put, (iii) to the Knowledge of the Company and Scadron, has available reasonable and appropriate means of ingress and egress to allow such Structures to be maintained and operated without violating the rights of third parties, and (iv) is not currently the subject of any dispute with any lessor, any owner or lessee of adjacent or nearby property, or any other Person. Except as set forth on the MDS or in Part 3.5(a) of the Disclosure Schedule, to the Knowledge of the Company and Scadron, (x) such Structures are located entirely on the property covered by a Site Lease or the Real Property, and no such Structure encroaches on any adjoining property, public or private and (y) no other Contract exists that relates to the Structures other than the Site Leases and the Advertising Services Agreements.

                  (b) Seller has delivered or will deliver prior to Closing to Buyer true and complete copies of the Advertising Services Agreements (including any and all amendments and addenda thereto), and Seller has delivered or will deliver the original Site Leases to Buyer at or prior to the Closing. Except as set forth on Part 3.5(b) of the Disclosure Schedule, all sales made to advertisers in connection with the Structures have been made pursuant to Advertising Services Agreements.

                  (c) Except as set forth on the MDS or on Part 3.5(c) of the Disclosure Schedule, the Permits constitute all necessary licenses, permits, registrations, approvals, agreements and consents for the installation, maintenance and operation of the Structures. Except as set forth in the MDS or on Part 3.5(c) of the Disclosure Schedule, (i) each Permit is in full force and effect, and all fees payable in connection therewith have been paid, (ii) each Structure to which a Permit pertains complies with the terms and conditions of such Permit (including, without limitation, terms as to size and location),
(iii) no violation of a Permit by Seller has occurred thereunder which has not been cured, and no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a violation by Seller thereunder or would have an adverse effect on the use of any Structure, as currently used in the operation of the Purchased Assets, (iv) Seller has not received notice of any violation which has not been cured or notice of any termination or cancellation of any Permit, and (v) to the Knowledge of the Company and Scadron, there is no legislation (other than legislation that affects the outdoor advertising industry generally), in effect or proposed, pertaining to the ownership or operation of billboard displays or other out-of-home structures in the area in which the Business operates that would require the removal of any Structure; provided, however, that this Section 3.5(c) shall not apply to any item or items unless such item or items (individually or in the aggregate) could have a Material Adverse Effect or it is likely that, with the lapse of time or the happening of any further probable event or condition, such item or items (individually or in the aggregate) could have a Material Adverse Effect; and provided, further, that this Section 3.5(c) will not give rise to a claim for indemnification for a breach of this Section 3.5(c) unless Buyer suffers damages with respect to the operation of Structures to which forty percent (40%) or more of the Purchase Price (as adjusted on the Closing Date) is attributable, determined by applying the Price Formula to such Structures.

                  (d) The MDS and Part 3.5(d) of the Disclosure Schedule contains a complete and accurate list of all Site Leases to which the Company and the Scadrons is a party and which relate to the Purchased Assets, setting forth, with respect to each Site Lease, (i) term, (ii) options, if any, to renew, (iii) rentals or other payments to be made thereunder for 1997, (iv) security deposits, if any, paid thereunder, and (v) the location of Structures. Seller has previously delivered or will deliver to Buyer true and complete copies of all such Site Leases (including any and all amendments and addenda thereto). Except as set forth in the MDS or on Parts 3.5(a) and 3.5(d) of the Disclosure Schedule, the Site Leases are in full force and effect, are binding upon the parties thereto and to the Knowledge of the Company and Scadron, no default by Seller has occurred thereunder. Except as set forth on the MDS or in 3.5(d) of the Disclosure Schedule, (x) to the Knowledge of the Company and Scadron, no default by any other party has occurred under the Site Leases, (y) to the Knowledge of the Company and Scadron, no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller thereunder or would entitle any other party to terminate a Site Lease, to make a claim or set-off against Seller or otherwise to amend such Site Lease or prevent such Site Lease from being renewed in accordance with its terms, and (z) neither the Company nor Scadron has received any written notice of default, termination or non-renewal under any Site Lease.

         3.6 TITLE, ENCUMBRANCES.

                  (a) Good and marketable record title to the Real Property that will be subject to the Leases (the "Real Property") is held by land trusts of which the Company or Scadron is the sole beneficiary, such title being a fee interest in the Real Property. Seller has not granted to any Person any option, contract or other agreement with respect to a purchase, sale, acquisition, lease or other occupancy relating to the Real Property or any portion thereof or any interest therein. Seller has not received any notice of pending or threatened claims, actions, proceedings, planned public improvements, annexations, special assessments, rezonings or other adverse claims affecting the Real Property.

                  (b) Except as set forth on the MDS or in Part 3.6(b) of the Disclosure Schedule, Seller owns or has good title to all of the Purchased Assets, and there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Purchased Assets or the Real Property or any interest therein. Except as set forth on the MDS or on Part 3.6(b) of the Disclosure Schedule, all of the Purchased Assets and the Real Property are free and clear of all Encumbrances and Security Interests and are not subject, to the Knowledge of the Company and Scadron, to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, other than liens for current taxes not yet due.

                  (c) Except as set forth on the MDS or in Part 3.6(c) of the Disclosure Schedule, to the Knowledge of the Company and Scadron, none of the Structures, Site Leases or the Real Property lie in an area that is or will, be subject to zoning, use, or building code restrictions that will prohibit the continued effective ownership, leasing or other use of such assets as currently owned and used and, to the Knowledge of the Company and Scadron, no circumstances exist which prevent or will prevent the continued effective ownership, leasing or other use of such assets as currently owned and used.

         3.7 NO UNDISCLOSED LIABILITIES. Except as set forth on the MDS or on
Part 3.7 of the Disclosure Schedule, Seller has no liabilities or obligations of any nature relating to the Purchased Assets or the Real Property.

         3.8 TAXES. With respect to the Purchased Assets and the Real Property:

                  (a) Seller has filed or caused to be filed all Tax Returns that are or were required to be filed by Seller, pursuant to applicable Legal Requirements. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.8(a) of the Disclosure Schedule and are being contested in good faith.

                  (b) Except as listed in Part 3.8(b) of the Disclosure Schedule, no unpaid Taxes create an Encumbrance on the Purchased Assets or the Real Property.

         3.9 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. Except as set forth on the MDS or in Part 3.9 of the Disclosure Schedule:

                  (a) Seller has complied with all Legal Requirements applicable to ownership or use of any of the Purchased Assets and the Real Property, except for noncompliances or failures to file that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect;

                  (b) The present uses and operation of the Purchased Assets and the Real Property do not violate or fail to comply with any such Legal Requirements except for noncompliances that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect;

                  (c) To the knowledge of the Company and Scadron, no basis exists for any claim for compensation or damage or other legal or equitable relief from any violation of the foregoing, the effect of which violations, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect; and

                  (d) Seller has not received any written notice within the preceding one (1) year of any violation or failure to comply with any Legal Requirement relating to the Purchased Assets or the Real Property or the use or operation thereof which violation or failure has not been cured.

         As used in Sections 3.9(a), (b) and (c), the term "Legal Requirement" does not include any Occupational Safety and Health Law or Environmental Law.

         3.10 LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth on the MDS or in Part 3.10(a) of the Disclosure Schedule, there is no pending Proceeding, (i) that has been commenced by or against Seller that relates to or may affect the Purchased Assets, the Real Property or the Leases; or (ii) that challenges, or that may have the effect of preventing, making illegal, or otherwise delaying, any of the Contemplated Transactions. To the Knowledge of the Company and Scadron, (x) no such Proceeding has been Threatened in writing, and (y) no event has occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller will deliver to Buyer copies of all pleadings, and non-privileged correspondence, and other documents relating to each Proceeding listed in Part 3.10(a) of the Disclosure Schedule immediately upon execution hereof. The Proceedings listed in Part 3.10(a) of the Disclosure Schedule will not have a Material Adverse Effect.

                  (b) Except as set forth in Part 3.10(b) of the Disclosure Schedule, (i) there is no Order to which any of the Company or the Scadrons is subject that relates to any of the Purchased Assets or the Real Property; and
(ii) to the Knowledge of the Company and Scadron, no officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing the operation of or any conduct, activity, or practice relating to the Purchased Assets, the Real Property or the Leases.

         3.11 OTHER CONTRACTS Seller is not a party to or bound by any Other Contract, except as disclosed in the MDS or on Part 3.11 of the Disclosure Schedule.

         3.12 INSURANCE. Seller has maintained, and will maintain through the Closing, policies of fire and other casualty, liability, title and other forms of insurance covering the Purchased Assets, the Real Property and the operation thereof, of the types and with the amounts of coverage as are consistent with industry standards for outdoor advertising businesses comparable to the Business. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received by Seller with respect to any such policy. Except as set forth on Part 3.12 of the Disclosure Schedule, no claims are pending or, to the Knowledge of the Company and Scadron, Threatened under any such insurance policy with respect to the Purchased Assets or Real Property.

         3.13 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.13 of the Disclosure Schedule, with respect to the Purchased Assets, the Real Property and the operation thereof:

                  (a) Seller is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, any Environmental Law, resulting from any action or omission of Scadron or the Company.

                  (b) To the Knowledge of the Company and Scadron, there are no pending or Threatened claims in writing or Encumbrances resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the properties included in the Purchased Assets or to be subject to the Leases.

                  (c) Neither the Company nor Scadron has Knowledge of, nor has Seller received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to any alleged actual or potential liability with respect to Hazardous Materials.

                  (d) Seller has delivered to Buyer true and complete copies, if any, and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Related Person, if any, pertaining to Hazardous Materials or Hazardous Activities in, on, or under the properties included in the Purchased Assets or to be subject to the Leases or Site Leases.

         3.14 INTANGIBLE PROPERTY. Seller uses no Intangible Property in connection with the operation of the Purchased Assets except for the Permits and licenses for commonly available software programs under which Seller is the licensee.

         3.15 DISCLOSURE. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         3.16 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on Part
3.16 of the Disclosure Schedule, Seller is not a party to any contract with a Related Person of Seller relating to the Purchased Assets or the Real Property or their operation. Neither Seller nor any Related Person of Seller is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a Person that has business dealings or a material financial interest in any transaction with Seller involving the Purchased Assets, the Real Property or the Business associated therewith. Except as set forth on Part 3.16 of the Disclosure Schedule, neither Seller nor any Related Person of Seller has any claim or right against, the Purchased Assets or Real Property.

         3.17 BROKERS OR FINDERS. Seller and its Representatives have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.18 EMPLOYEE BENEFIT MATTERS. Except as disclosed on Part 3.18 of the Disclosure Schedule:

                  (a) Seller does not maintain and has never maintained an "employee benefit pension plan", within the meaning of ERISA Section 3(2), that is or was subject to Title IV of ERISA.

                  (b) Seller does not have and has not ever had any past, present or future obligation or liability to contribute any "multiemployer plan", as defined in ERISA Section 3(37).

For purposes of this Section 3.18, the term Seller shall be deemed to include any other corporation, trade, business or other entity, other than Seller, which would together with the Seller, now or in the past constitute a single employer within the meaning of Section 414 of the IRC.

         3.19 BULK SALES. The Contemplated Transactions are not subject to any "bulk sales law" or similar bulk transfer laws or regulations.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2 AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Closing Documents to which Buyer is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents to which Buyer is a party.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any material Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, making illegal, or otherwise delaying, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened in writing and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding.

         4.4 BROKERS OR FINDERS. Buyer and its Representatives have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.5 LICENSE. There is no legal impediment to Buyer's acceptance of the transfer of the Purchased Assets. Buyer is licensed and bonded in the State of Illinois in accordance with applicable Legal Requirements to operate in the outdoor advertising business.

         4.6 DISCLOSURE. No representation or warranty of Buyer in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

5.       COVENANTS OF SELLER

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to, (a) afford Buyer and its Representatives reasonable access to Seller's personnel (provided, that Buyer shall obtain Scadron's consent prior to initiating any contact with Seller's personnel and shall not, under any circumstances, disclose any Confidential Information to Seller's personnel), properties, Books and Records, and other documents and data relating to the Purchased Assets or Real Property,
(b) furnish Buyer and its Representatives with copies of all Books and Records, and other existing documents and data as Buyer may reasonably request relating to the Purchased Assets or Real Property, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information relating to the Purchased Assets or Real Property as Buyer may reasonably request.

         5.2 NON-SOLICITATION. Each of the Company and the Scadrons hereby agrees not to, directly or indirectly, solicit or enter into agreements of any kind, either oral or written, regarding purchase or leasing of advertising signs or wall or billboard space at any of the sign locations which are the subject of the Site Leases, or to otherwise interfere with Buyer's use of such locations, for a period of two years following the termination date of the existing lease or any renewals or extensions thereof for each such location.

         5.3 OPERATION OF THE PURCHASED ASSETS. Between the date of this Agreement and the Closing Date, Seller will:

                  (a) operate the Purchased Assets and the Real Property only in the Ordinary Course of Business;

                  (b) use its Best Efforts to maintain the Purchased Assets and the Real Property, and maintain the relations and good will with advertisers, landlords and others associated with the operation of the Purchased Assets and the Real Property; and

                  (c) confer with Buyer concerning any new Advertising Services Agreement which involves a term of more than three (3) months.

         5.4 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any Material Adverse Effect is reasonably likely to occur.

         5.5 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Seller will make all filings, if any, required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will (i) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Buyer in obtaining all consents referenced in Section 3.2.

         5.6 CONSENTS. Seller shall use its Best Efforts to obtain such of the Consents identified in Section 3.2 for the transfer of Site Leases as Buyer deems necessary and are legally required; provided, however, that Seller shall not make any agreement or reach any understanding that would impose additional obligations or burdens on Buyer without the approval in writing by Buyer as a condition for obtaining such Consents.

         5.7 NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.8 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, neither Seller nor any Related Person will, nor will they permit their respective Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer or its Representatives) relating to or affecting any transaction involving the sale of the Purchased Assets or affecting the Real Property or the Leases.

         5.9 TAX CLEARANCE. Seller shall obtain all certificates of clearances for Taxes ("Tax Clearances"), if any, required by the State of Illinois or, if such Tax Clearances are required but not available at the Closing, certificates from the State of Illinois certifying as to the payment by or on behalf of Seller of all Taxes due on or prior to a date not more than thirty (30) days prior to the Closing Date (it being agreed and understood that, notwithstanding the foregoing, if any Tax Clearances are not obtained prior to the Closing, Seller shall obtain such Tax Clearances after the Closing and shall be responsible for, and shall discharge in full, all liabilities and obligations therefor).

         5.10 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied. After the Closing Date Seller will use Best Efforts (i) until February 15, 1998 to cause the conditions to the consummation of the transfer of New Assets set forth in Section 2.9 to be satisfied, (ii) until December 15, 1997 to obtain the New Permits, and (iii) until August 15, 1997, to obtain any Required Consents. Seller will use Best Efforts in acting as Buyer's agent for, and will reasonably cooperate with Buyer in, the management and operation of the New Permit Assets until the Escrow Amounts with respect thereto are released from escrow.

6.       COVENANTS OF BUYER

         6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will make all filings, if any, required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller (i) with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) in obtaining all consents identified in Part 3.2 of the Disclosure Schedule, provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2 BEST EFFORTS. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied. Buyer will reasonably cooperate with Seller in the management and operation of the New Permit Assets until the Escrow Amounts with respect thereto are released from escrow.

         6.3 IMPRINTS. No later than 150 days after the Closing, Buyer shall remove from all Structures included in the Purchased Assets (except for New Permit Assets) all imprints used by Seller containing Seller's trade name; provided, however, until the earlier of (i) such removal or (ii) the expiration of such 150-day period, Buyer may display Seller's trade name on such Structures. With respect to the New Permit Assets, no later than 90 days after the release of the Escrow Amount with respect to each New Permit Asset from Seller to Buyer, Buyer shall remove from all Structures included in such New Permit Asset all imprints used by Seller containing Seller's trade name.

         6.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

         6.5 BUYER'S COVENANTS REGARDING CERTAIN LOCATIONS.

                  (a) With respect to item Nos. 18 and 27 in the MDS, Buyer acknowledges that Seller is lessee under a lease for a new sign with the owners of the property immediately south of this location. Buyer agrees not to increase the height of item Nos. 18 and 27 on the MDS, provided however, that Buyer shall be entitled to add extensions to these two panels not exceeding an additional five feet, six inches. Seller hereby grants Buyer the right of first refusal with respect to the sale or other transfer of such lease and/or sign.

                  (b) With respect to item Nos. 24 and 53 in the MDS, Buyer acknowledges that Seller is currently negotiating with an adjacent property owner for a new sign across the street from this location. Buyer agrees not to interfere with Seller's negotiations with the adjacent property owner for a period of twenty-four (24) months from the date hereof.

                  (c) With respect to item No. 110 on the MDS, Buyer acknowledges that Seller is currently negotiating with the owner of a vacant lot adjacent to the west wall of the building (which owner is also the lessor under the Site Lease for this location) to build a new sign on the adjacent lot. Buyer agrees to waive any right it has or may acquire as lessee under the Site Lease for this location to prohibit the lessor thereunder from entering into a lease agreement with Seller for the new sign and not to interfere with Buyer's negotiation with the lessor for a period of twenty-four (24) months from the date hereof.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. Seller's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Buyer shall have received a certificate of an executive officer of Seller, dated as of the Closing Date, as to such accuracy.

         7.2 SELLER'S PERFORMANCE. The covenants and obligations that Seller and any Related Person of Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Buyer shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, as to such compliance.

         7.3 CONSENTS. [INTENTIONALLY OMITTED.]

         7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

                  (a) an opinion of Gardner, Carton & Douglas dated the Closing Date, to the effect set forth on Exhibit I, subject to customary assumptions and qualifications;

                  (b) the deliveries required from Seller in Section 2.7; and

                  (c) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened in writing against Buyer, or against any Person affiliated with Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, (ii) that prevents, makes illegal, or otherwise delays any of the Contemplated Transactions or seeks to do any of the foregoing, or (iii) that involves any material claim against Seller that could create an Encumbrance on the Purchased Assets or impose a liability on the transferee of the Purchased Assets.

         7.6 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions.

         7.7 NO MATERIAL ADVERSE CHANGE. There shall not have been a Material Adverse Change since the date hereof.

         7.8 RELEASE OF LIENS. Buyer shall have obtained the release of all liens on the Purchased Assets held by Manufacturers Bank and any other lien not permitted by this Agreement.


8.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to sell the Purchased Assets and Seller's obligations to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS. Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such accuracy.

         8.2 BUYER'S PERFORMANCE. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects, and Seller shall have received a certificate of an executive officer of Buyer, dated as of the Closing Date, as to such compliance.

         8.3 ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Seller:

                  (a) an opinion of Powell, Goldstein, Frazer & Murphy, dated the Closing Date, to the effect set forth on Exhibit J, subject to customary assumptions and qualifications; and

                  (b) the deliveries required from Buyer in Section 2.7; and

                  (c) such other documents as Seller may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 8, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.4 NO PROHIBITION. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits or restricts the consummation of the Contemplated Transactions.

         8.5 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced and pending or Threatened in writing against Seller, or against any Person affiliated with Seller, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (ii) that prevents, makes illegal, or otherwise delays any of the Contemplated Transactions or seeks to do any of the foregoing.

9.       TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by Buyer, on the one hand, or Seller, on the other hand, if a material breach of any provision of this Agreement has been committed by the other Party or Parties and such breach has not been cured or waived;

                  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in
Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their respective obligations under this Agreement) and Seller have not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Buyer and Seller; or

                  (d) by Buyer, on the one hand, or Seller, on the other hand, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 28, 1997, or such later date as the Parties may agree upon.

         9.2 EFFECT OF TERMINATION. Each Party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.2 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal and equitable remedies, separately or simultaneously, (including specific performance) will survive such termination unimpaired.

10.      INDEMNIFICATION; REMEDIES

         10.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. The Company and each of the Scadrons, jointly and severally, will indemnify and hold harmless Buyer and its respective Representatives, stockholders, controlling Persons, and affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Seller in this Agreement, the MDS or the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

                  (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement;

                  (c) the failure of Seller to satisfy and discharge any obligations or liabilities arising out of or related to the ownership, operation and use of the Purchased Assets or the Real Property prior to the Closing, except only the Assumed Liabilities;

                  (d) any claims or demands arising out of, or in any manner connected with, the consummation of the Contemplated Transactions which are made or asserted by any officer, partner, noteholder, debtor, employee, independent contractor, agent, attorney or representative of Seller, or any of their respective heirs, executors, successors or assigns, but excluding any such claims or demands arising from any breach by Buyer of any of its representations, warranties or agreements contained herein;

                  (e) any claims or demands of third parties which are based, in whole or in part, on any actions or conduct of Seller on or before the Closing, excepting only claims or demands specifically included in the Assumed Liabilities;

                  (f) all matters which relate, directly or indirectly, to the Excluded Liabilities; or

                  (g) any Damages arising, directly or indirectly, under or pursuant to any Environmental Law which results from an act or omission of Seller at any time on or prior to the Closing Date and relates to the Purchased Assets or the Real Property subject to the Leases.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller and Seller's respective Representatives, partners, controlling Persons, affiliates and heirs (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement;

                  (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement including, without limitation, any failure to pay Assumed Liabilities after the Closing;

                  (c) any claims or demands arising out of, or in any manner connected with, the consummation of the Contemplated Transactions which are made or asserted by any officer, director, partner, noteholder, debtor, employee, independent contractor, agent, attorney or representative of Buyer, or any of their respective heirs, executors, successors or assigns, but excluding any such claims or demands arising from any breach by Seller of any of its representations, warranties or agreements contained herein; or

                  (d) any claims or demands of third parties which are based, in whole or in part, on any actions, conduct or omissions of Buyer after the Closing with respect to the operation of the Purchased Assets.

         10.3 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an Indemnified Person under
Section 10.1 or 10.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section , give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

                  (b) If any claim referred to in Section 10.3(a) is brought against an Indemnified Person and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such claim, subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 10.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within twenty days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnified Person.

                  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         10.4 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

         10.5 SURVIVAL/LIMITATIONS.

                  (a) The parties hereto agree that (i) the covenants and agreements contained in the Agreement and any document delivered pursuant hereto and the representations and warranties contained in Sections 3.1, 3.2(a), 3.3, 3.6(b), 4.1 and 4.2(a) shall survive without limitation; (ii) the representations and warranties contained in Sections 3.8, 3.13, 3.17, 3.18, 3.19 and 4.4 shall survive until 90 days after the expiration of all applicable statutes of limitation with respect to the subject matter thereof, and (iii) all other representations and warranties in Article 3 and Article 4 (other than the sections specifically mentioned in clauses (i) and (ii)) shall survive until the first anniversary following the Closing Date.

                  (b) The Seller's obligation to indemnify the Seller Indemnified Persons for Damages pursuant to Section 10.1 hereof is subject to the following limitations: (i) no indemnification shall be made by the Seller for Damages arising solely from Section 10.1(a) unless the aggregate amount of such Damages exceeds $100,000 and then to the full extent of such Damages; and
(ii) in no event shall the Seller's obligation to indemnify the Seller Indemnified Persons exceed the Purchase Price.

         10.6 EXCLUSIVE REMEDIES. Subject to Section 11.3, the remedies provided in this Article 10 will be exclusive and limit any other remedies that may be available to the Parties hereto or the other Indemnified Persons.

11.      GENERAL PROVISIONS

         11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

         11.2 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any party from at any time furnishing information required by a Governmental Body. Unless consented to by Buyer and Seller in advance or required by Legal Requirements, prior to the Closing, each Party shall, and shall cause their respective Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers, landlords and other Governmental Bodies having dealings with Seller will be informed of the Contemplated Transactions. From the date hereof until the Closing, Buyer agrees not to disclose Confidential Information of Seller to Seller's employees or other Representatives. The terms of the Confidentiality Agreement are hereby incorporated by reference; provided, however, that (i) notwithstanding Article 2 thereof, Buyer shall be permitted to use or disclose Confidential Information if
(a) the use of such information is necessary in making any filing required by Legal Requirements and only to the extent necessary, or (b) the furnishing or use of such information is required by or necessary in connection with legal proceedings, and (ii) Buyer's obligations under Article 5 of the Confidentiality Agreement with respect to the Purchased Assets (other than New Assets) shall terminate upon the Closing; provided, however, that to the extent any New Permit Assets are repurchased by Seller pursuant to Section 2(f), such obligations under Article 5 shall be reinstated upon such repurchase but only with respect to such repurchased New Permit Assets. Buyer's obligations under Article 5 of the Confidentiality Agreement shall terminate with respect to any New Assets when and to the extent the same are sold to Buyer in accordance with Section 2.9 hereof.

         11.3 AVAILABILITY OF EQUITABLE REMEDIES. The Parties acknowledge and agree that (i) a breach of the provisions of this Agreement could not adequately be compensated by money damages, and (ii) any Party shall be entitled, either before or after the Closing, in addition to any other right or remedy available to it, to an injunction restraining such breach and to specific performance of this Agreement, and no bond or other security shall be required in connection therewith.

         11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

         If to Seller, to:
                  Mr. Robert B. Scadron
                  1257 Lynn Terrace
                  Highland Park, Illinois  60035
                  Telephone No.:     (847) 433-0535
                  Facsimile No.:     (847) 433-0535
         and

                  Mr. Robert B. Scadron
                  Scadron Outdoor Advertising
                  1015 W. Grand Avenue
                  Chicago, Illinois 60622
                  Telephone No.:     (312) 666-7500
                  Facsimile No.:     (312) 666-8983

         With a copy to:
                  Gardner, Carton & Douglas
                  Quaker Tower
                  321 N. Clark Street
                  Suite 3100
                  Chicago, Illinois  60610-4795
                  Attention:  Dennis J. Carlin, Esq.
                  Telephone No.:     (312) 644-3000
                  Facsimile No.:     (312) 644-3381

         If to Buyer, to:
                  Outdoor Systems, Inc.
                  2502 North Black Canyon Highway
                  Phoenix, Arizona  85009
                  Telephone No.:     (602) 246-9569
                  Facsimile No.:     (602) 433-2482
                  Attention:  William S. Levine

         and
                  William S. Levine
                  1702 E. Highland Avenue, Suite 310
                  Phoenix, Arizona  85016
                  Telephone No.:     (602) 248-8181
                  Facsimile No.:     (602) 248-0884

         With a copy to:
                  Powell, Goldstein, Frazer & Murphy
                  191 Peachtree Street, NE, 16th Floor
                  Atlanta, Georgia 30303
                  Attention:  William B. Shearer, Jr., Esq.
                  Telephone No.:     (404) 572-6600
                  Facsimile No.:     (404) 572-6999

         11.5 FURTHER ASSURANCES. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.6 WAIVER. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         11.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement and the Confidentiality Agreement (as incorporated and amended herein) supersede all prior agreements between the Parties with respect to its subject matter and constitute (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

         11.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties except that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer. Notwithstanding the foregoing, Seller reserves the right to assign the contractual rights to the proceeds from the sale of certain of the Purchased Assets as part of a Section 1031 tax-deferred exchange. Buyer agrees to cooperate with Seller (at Seller's cost) in connection with such exchange transaction, to execute all documents reasonably required for the exchange transaction, and to pay all or such portion of the Purchase Price to a person other than Seller as Seller directs in such documents, provided that Buyer shall not be required to make any payment or incur any cost not otherwise required to be made or incurred by Buyer hereunder and that Buyer shall not otherwise be prejudiced thereby, and any such payment made by Buyer to a designee of Seller hereunder shall satisfy Buyer's obligations hereunder as if made to Seller directly. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

         11.9 ACCOUNTS RECEIVABLE. Buyer agrees to forward to Seller any payments that Buyer may receive with respect to any accounts receivable of Seller (except for any payment with respect to an Advertising Services Agreement that has been prorated in favor of Buyer pursuant to Section 2.6 hereof).

         11.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.11 RISK OF LOSS. Material risk of loss or damage to the Purchased Assets or Real Property from any cause whatsoever prior to the Closing shall be borne by Seller, and after the Closing shall be borne by Buyer.

         11.12 POST-CLOSING ACCESS. Buyer agrees that all Books and Records delivered to Buyer by Seller pursuant to this Agreement shall be open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of seven (7) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Without limiting the generality of the foregoing, Buyer shall not destroy or give up possession of any original or final copy of any such Books and Records delivered to Buyer hereunder (whether stored on electronic media or otherwise) without first offering Seller the opportunity, at Seller's expense, to obtain such original or final copy or a copy thereof. Seller agrees that all books and records relating to the Purchased Assets and retained by Seller shall be open for inspection by Buyer at any time during regular business hours for a period of seven (7) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. Without limiting the generality of the foregoing, Seller shall not destroy or give up possession of any original or final copy of any such books and records relating to the Purchased Assets and retained by Seller hereunder (whether stored on electronic media or otherwise) without first offering Buyer the opportunity, at Buyer's expense, to obtain such original or final copy or a copy thereof. Nothing contained in this Section
11.12 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a party or to which it or its assets are subject.

         11.13 ARTICLE AND SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article" or "Articles" or "Section " or "Sections " refer to the corresponding Article or Articles or Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.14 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State. The parties hereto agree to submit exclusively to any federal or state court located in the State of Illinois any dispute or controversy arising out of or relating to this Agreement.

         11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.16 JOINT AND SEVERAL. The obligations of the Company and each of the Scadrons hereunder shall be joint and several.

         IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.

                                     BUYER:

                                     OUTDOOR SYSTEMS, INC.


                                     By: _________________________________
                                     Title: ______________________________


                                     THE COMPANY:

                                     SCADRON ENTERPRISES


                                     By: _________________________________
                                     Title: ______________________________


                                     _____________________________________
                                     THE SCADRONS:


                                     _____________________________________
                                     ROBERT B. SCADRON


                                     _____________________________________
                                     BARRY SCADRON


                                     _____________________________________
                                     JEFFREY SCADRON

                                    EXHIBIT A

                                   DEFINITIONS


         "ADVERTISING SERVICES AGREEMENTS" -- as defined in Section 2.2(c) and listed on Exhibit B.

         "ASSIGNMENTS OF ADVERTISING SERVICES AGREEMENTS" -- the Assignments and Assumptions of Advertising Services Agreements from each of the Company and the Scadrons in the form of Exhibit D attached hereto.

         "ASSIGNMENTS OF SITE LEASES" -- the Assignments and Assumptions of Site Leases from each of the Company and the Scadrons in the form of Exhibit F attached hereto.

         "ASSIGNMENTS OF PERMITS" -- the Assignments and Assumptions of Permits from each of the Company and the Scadrons in the form of Exhibit G attached hereto.

         "ASSUMED LIABILITIES" -- as defined in Section 2.3.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "BILLS OF SALE" -- the Bill of Sale, Assignment and Assumption Agreements from each of the Company and the Scadrons in the form of Exhibit D attached hereto.

         "BOOKS AND RECORDS" -- All of the Company's books and records relating to the Purchased Assets, including, without limitation, all Site Lease files, Advertising Services Agreements, Permit files, warranties, site surveys and construction data and files, and a listing of all advertising revenue for 1995 and 1996 relating to the Purchased Assets. Books and Records shall not include client or customer lists or any financial statements of Seller.

         "BUYER" -- as defined in the first paragraph of this Agreement.

         "CASH FLOW" -- with respect to operation of the New Permit Assets, revenues less rent and other direct cash expenses, being production costs, maintenance and commissions.

         "CLOSING" -- as defined in Section 2.5.

         "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

         "CLOSING DOCUMENTS" -- as defined in Section 3.2(a).

         "CONFIDENTIAL INFORMATION" -- as defined in the Confidentiality Agreement.

         "CONFIDENTIALITY AGREEMENT" -- Confidentiality and NonDisclosure Agreement dated July 27, 1996, by and between Company, Buyer, Arthur Moreno and Walter Kelly, as amended by letter agreement with Ronald Ipjian dated August 23, 1996 and by letter agreement with Doug Whitson dated December 18, 1996, which are attached hereto as Exhibit J.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including: (a) the purchase of the Purchased Assets (including the New Permit Assets) and of the New Assets by Buyer from Seller and assignment to and assumption by Buyer of the Assumed Liabilities, (b) the execution and delivery by Seller and Buyer of the Leases, and (c) the performance by Buyer, the Company and Scadron of their respective covenants and obligations under this Agreement.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES" -- as defined in Section 10.1.

         "DISCLOSURE SCHEDULE" -- the disclosure schedule, other than the Master Disclosure Schedule, delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         "DUE DILIGENCE PERIOD" -- as defined in Section 5.2.

         "ENCUMBRANCE" -- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including fines, penalties, financial responsibility for cleanup costs, corrective action, removal, remedial actions and response actions, and any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA").


         "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to Releases of pollutants or hazardous substances or materials, violations of discharge limits, or other similar prohibitions; preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; cleaning up pollutants that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ESCROW AGENT" -- LaSalle National Bank.

         "ESCROW AGREEMENT" -- the Escrow Agreement to be entered into between Seller and Buyer described in Section 2.10(a).

         "ESCROW AMOUNT" -- shall be determined by applying the Price Formula with respect to the Structure which is the subject of the applicable New Permit(s).

         "EXCLUDED LIABILITIES" -- as defined in Section 2.4.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "HAZARDOUS ACTIVITIES" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the properties subject to the Site Leases or the Real Property or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the properties subject to the Site Leases or the Real Property.

         "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations and rules promulgated thereunder.

         "INDEMNIFIED PERSON" -- any of the Seller Indemnified Persons or the Buyer Indemnified Persons, as the context requires.

         "INDEMNIFYING PARTY" -- the Company and Scadron or the Buyer, as the context requires.

         "INTANGIBLE PROPERTY" -- All right, title and interest in and to the goodwill and other intangible property (except for Seller's corporate or trade names and trade logos) used in connection with the Purchased Assets, all licenses, permits and authorizations pertaining to the Purchased Assets or the right to own and operate the Purchased Assets and all right, title and interest in and to (i) any intellectual property used in connection with the Purchased Assets, and (ii) all records and data relating specifically to the Purchased Assets.

         "IRC" -- the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

         "LEASES" -- the three (3) Leases pertaining to the Real Property, to be entered into between Seller and Buyer in the form of Exhibit C, provided, however, that the Lease with respect to the Structures numbered 50 and 55 on the MDS shall provide that no advertising on such Structures shall compete with Menards.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "MASTER DISCLOSURE SCHEDULE" or "MDS" -- the Master Disclosure Schedule and the Notes thereto delivered to Buyer concurrently with the execution and delivery of this Agreement, as the same may be amended as provided herein.

         "MATERIAL OR "MATERIAL" -- What is considered material for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question. No particular monetary amount cited in this Agreement shall be deemed to determine materiality.

         "MATERIAL ADVERSE CHANGE" -- a change that would cause a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" -- an adverse effect on the Purchased Assets, or the Real Property operations, or conditions (financial or otherwise) relating thereto, taken as a whole.

         "NEW ASSETS" -- the New Structures and the Permits, Site Leases and Advertising Services Agreements related thereto.

         "NEW PERMIT ASSETS" -- the Structures, Site Leases, Advertising Services Agreements and other Permits related to the sites for the New Permits.

         "NEW PERMITS" -- the permits to be obtained by Seller on the MDS for those Structures identified as Nos. 3, 8, 13, 28, 63 and 96 in the MDS.

         "NEW STRUCTURE PURCHASE PRICE" -- the price determined in accordance with the Price Formula for such New Structure.

         "NEW STRUCTURES" -- those Structures identified as Nos. 2, 9, 41, 42, 84, 110, 111, and 112 in the MDS.

         "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent with the past custom and practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person (including with respect to quantity and frequency).

         "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "OTHER CONTRACT" -- any Contract (other than a Site Lease or Advertising Services Agreement) relating to or affecting the Purchased Assets, the Real Property, or the Leases or the operation thereof (i) under which Seller has or may acquire any rights, (ii) under which Seller has or may become subject to any obligation or liability, or (iii) by which Seller or any of the Purchased Assets or the Real Property is or may become bound.

         "PARTY" -- as defined in the first paragraph of this Agreement.

         "PERMITS" -- as defined in Section 2.2(d) and described in the MDS.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PRICE FORMULA" -- 10.81 times the Gross Revenue for a Structure or New Structure as designated on the MDS, provided, however, that with respect to the New Structures identified as Nos. 110, 111, and 112 in the MDS, the multiple shall be 9.955 rather than 10.81.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE" -- as defined in Section 2.6.

         "PURCHASED ASSETS" -- as defined in Section 2.2.

         "REAL PROPERTY" -- as defined in Section 3.6(a).

         "RELATED PERSON" -- with respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or
(c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "REQUIRED CONSENTS" -- those consents to the transfer of Site Leases which have not been obtained on or before Closing, the obtaining of which has not otherwise been waived by Buyer.

         "SCADRONS" -- Scadron, J. Scadron and B. Scadron.

         "SECURITY INTEREST" -- any mortgage, pledge, lien, encumbrance, charge or other security interest or option or right of any third party with respect thereto.

         "SELLER" -- as defined in the first paragraph of this Agreement.

         "SITE LEASE PURCHASE PRICE" -- the price determined in accordance with the Price Formula for the Structure(s) related to the Site Lease requiring a Required Consent.

         "SITE LEASES" -- as defined in Section 2.2(b) and listed in the MDS.

         "STRUCTURES" -- as defined in Section 2.2(a) and listed in the MDS.

         "TAX" -- shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

         "TAX CLEARANCES" -- as defined in Section 5.9.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREATENED" -- a claim, Proceeding or dispute will be deemed to have been "THREATENED" if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding or dispute is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "TOTAL ESCROW AMOUNT" -- the aggregate of the Escrow Amounts for each New Permit which is not delivered at Closing.